Exhibit 99.1

FOR IMMEDIATE RELEASE

Quality Distribution, Inc. Announces Appointment of Interim Senior Vice President and Chief Financial Officer; Chairman of Audit Committee

TAMPA, Fla. — (BUSINESS WIRE) – September 14, 2004 – Quality Distribution, Inc. (the “Company”) (Nasdaq: QLTY) today reported the appointment of Richard B. Marchese as interim Senior Vice President and Chief Financial Officer.

Mr. Marchese is currently a Director of the Company, Chairman of the Audit and Corporate Governance Committees, Lead Independent Director, and a member of the Executive Committee. He will continue as a Director, but will resign from the Audit and Corporate Governance Committees. Mr. Marchese was Chief Financial Officer of Georgia Gulf Corporation from 1989 until his retirement early in 2004. Mr. Marchese received a BS in accounting from Farleigh Dickenson University in 1968 and was named Senior Financial Officer of the Year by Chemical Week Magazine for 2003.

“Dick’s years of experience as chief financial officer of a large public company strengthens our senior management team and assures continuity while the Company searches for a permanent Chief Financial Officer,” said CEO Tom Finkbiner. “We are very pleased that Dick has agreed to accept this position. At the same time, it is salutary that he will continue as a Board and Executive Committee member where his advice and counsel have proved invaluable.”

The Company also announced that Alan H. Schumacher, Director and member of the Audit and Compensation Committees has agreed to assume the role of Chairman of the Audit Committee and Audit Committee financial expert. Mr. Schumacher also was appointed a member of the Corporate Governance Committee, replacing Mr. Marchese. Joshua Harris, currently a member of the Corporate Governance Committee will assume the role of Chairman of that Committee.

Mr. Schumacher is Chairman of the Board of Anchor Glass Container Corporation. From 1977 to 2000, Mr. Schumacher served in various financial positions at American National Can and American National Can Group serving as Executive Vice President and Chief Financial Officer from 1997 to 2000. Mr. Schumacher is also a member of the Federal Accounting Standards Advisory Board and a member of the board of directors of BlueLinx Holdings Inc.

On September 9, 2004 Samuel M. Hensley submitted his resignation as Senior Vice President and Chief Financial Officer, effective September 24, to pursue another opportunity.

Headquartered in Tampa, Florida, Quality Distribution operates approximately 3,500 tractors and 8,250 trailers through three principal transportation subsidiaries: Quality Carriers, TransPlastics, and Quebec-based Levy Transport. The Company also provides other bulk transportation services, including tank cleaning and freight brokerage. Quality Distribution is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies who are engaged in chemical production and processing.

3802 Corporex Park Drive, Suite 200, Tampa, FL 33619

Phone: 800-282-2031

Contact:	Thomas L. Finkbiner President and Chief Executive Officer 800-282-2031 ext. 7361